EXHIBIT 99.1

Southern National Bancorp of Virginia, Inc. Reports Earnings of $6.6 Million for 2012 Compared to $4.4 Million in 2011; Declares Fourth Consecutive Regular Dividend

MCLEAN, Va., Jan. 24, 2013 (GLOBE NEWSWIRE) -- Southern National Bancorp of Virginia, Inc. (Nasdaq:SONA) ("Southern National") announced today that net income for the year ended December 31, 2012 was $6.6 million compared to $4.4 million for the year ended December 31, 2011. In addition, Southern National declared a regular quarterly dividend of $.05 per share payable on February 22, 2013 to shareholders of record on February 11, 2013. Southern National had previously paid regular dividends for the first three quarters of the year in the total amount of $.08 per share. In addition, a special dividend of $0.15 was declared and paid in December 2012.

Overview

Net income for the year ended December 31, 2012 was $6.6 million, up from $4.4 million for the year ended December 31, 2011.

Southern National's efficiency ratio was 56.30% for the year ended December 31, 2012, compared to 51.52% for the year ended December 31, 2011.

Fourth quarter 2012 earnings were $1.3 million up from $255 thousand in the fourth quarter of 2011.

Total assets of Southern National Bancorp of Virginia were $722.1 million as of December 31, 2012, up from $611.4 million as of December 31, 2011.

Net Interest Income

Net interest income was $31.7 million during the year ended December 31, 2012, compared to $27.3 million during the prior year. Average loans during 2012 were $526.4 million compared to $477.6 million last year. The net interest margin was 5.19% in 2012, up slightly from 5.06% in 2011. The Greater Atlantic Bank (GAB) loan discount accretion contributed $3.4 million to net interest income during 2012, compared to $3.3 million during 2011. The loan discount accretion on the HarVest Bank portfolio contributed $717 thousand during 2012. Before taking the discount accretion related to the GAB and HarVest acquisitions into account, the net interest margin would have been 4.52% in 2012 and 4.45% in 2011.

Net interest income was $8.1 million in the quarter ended December 31, 2012 up from $7.0 million during the same period the prior year. Average loans during the fourth quarter of 2012 were $535.9 million compared to $491.7 million during the same period last year. The net interest margin was 5.01% in the fourth quarter of 2012, down slightly from 5.03% in the fourth quarter of 2011. The GAB loan discount accretion contributed $544 thousand to net interest income during the fourth quarter of 2012, compared to $728 thousand during the fourth quarter of 2011. The loan discount accretion on the HarVest Bank portfolio contributed $305 thousand during the fourth quarter of 2012. Before taking the accretions related to the GAB and HarVest acquisitions into account, the net interest margin was 4.49% on the fourth quarter of 2012 and 4.51% in the last quarter of 2011.

Noninterest Income

During 2012 noninterest income increased to $3.0 million during 2012 from $2.1 million in 2011. The increase resulted from the bargain purchase gain of $3.5 million from the HarVest transaction which was partially offset by the recognition of impairment in the values of six other real estate owned ("OREO") properties in the Charlottesville market and one in the Culpeper market totaling $2.7 million during 2012. We recognized gains of $113 thousand on the sale of three OREO properties during 2012. In addition, there was an OTTI of $717 thousand in trust preferred securities during 2012 compared to $329 thousand in OTTI charges during 2011. Also, during the first quarter of 2012 the bank sold the guaranteed portions of SBA loans and realized a $657 thousand gain, and during the third quarter of 2012, there was a sale of SBA pooled securities resulting in a gain of $287 thousand. Income from bank owned life insurance ("BOLI") contributed $797 thousand during 2012, compared to $1.3 million during 2011. Both periods were affected by death benefits; however, the death benefit received in the 2011 period was $800 thousand as compared to $195 thousand in the 2012 period.

Noninterest Expense

Noninterest expense was $18.8 million in 2012 compared to $14.9 million in 2011. Audit and consulting fees totaled $1.1 million during 2012, compared to $393 thousand during 2011. Occupancy and furniture and equipment expenses were $3.4 million during 2012, compared to $2.8 million during 2011. Of this increase, $392 thousand resulted from operating five additional branches this year. In addition, salaries and benefits expense has increased $1.2 million during 2012, compared to 2011 as a result of the additional branches.   Full-time equivalent employees have increased from 112 at December 31, 2011, to 134 at December 31, 2012. As a result of recasting estimated recoveries under the FDIC indemnification agreement in the second quarter and the fourth quarter of 2012, amortization expense was $651 thousand for 2012, compared to accretion of $99 thousand for 2011.

Loan Portfolio

The composition of our loan portfolio consisted of the following at December 31, 2012 and 2011 (in thousands):

	Covered	Non-covered Loans
	Loans (1)	HarVest	Other	Total	Covered	Non-covered	Total
		Loans (2)	Loans	Loans	Loans (1)	Loans	Loans
	December 31, 2012				December 31, 2011
Mortgage loans on real estate:
Commercial real estate - owner-occupied	$ 4,143	$ 12,507	$ 76,617	$ 93,267	$ 4,854	$ 82,450	$ 87,304
Commercial real estate - non-owner-occupied	10,246	10,895	111,155	132,296	11,243	117,059	128,302
Secured by farmland	--	--	1,479	1,479	--	1,506	1,506
Construction and land loans	1,261	3,949	53,263	58,473	2,883	39,565	42,448
Residential 1-4 family	21,005	15,170	46,149	82,324	25,307	49,288	74,595
Multi- family residential	614	736	18,038	19,388	629	19,553	20,182
Home equity lines of credit	31,292	2,515	6,663	40,470	35,442	9,040	44,482
Total real estate loans	68,561	45,772	313,364	427,697	80,358	318,461	398,819

Commercial loans	2,672	6,214	92,867	101,753	2,122	89,939	92,061
Consumer loans	88	16	1,607	1,711	108	1,868	1,976
Gross loans	71,321	52,002	407,838	531,161	82,588	410,268	492,856

Less deferred fees on loans	7	3	(1,020)	(1,010)	--	(1,088)	(1,088)
Loans, net of deferred fees	$ 71,328	$ 52,005	$ 406,818	$ 530,151	$ 82,588	$ 409,180	$ 491,768

(1) Covered Loans are loans acquired in the Greater Atlantic transaction and are covered under an FDIC loss-share agreement.
(2) HarVest Loans are loans acquired in the HarVest transaction and are not covered under an FDIC loss-share agreement.

The covered portfolio continued to decline as a result of repayments in the Greater Atlantic Bank portfolio which continued to perform well. The non-covered portfolio grew largely as a result of the HarVest Bank acquisition in April.

During the fourth quarter there were over $6 million in prepayments in the HarVest acquired portfolio primarily attributable to loan participations which HarVest had with other banks. They were refinanced elsewhere at lower rates. Virtually all of them were outside HarVest's primary market area.

During the fourth quarter we also experienced pressure to lower rates on our legacy loans but it proved to be manageable and prepayments were less than on the HarVest portfolio. Subsequent to year-end and not reflected in the numbers above was one $7 million prepayment on a Sonabank legacy loan where the borrower was able to cut his principal and interest payments in half without recourse at another institution.

Loan Loss Provision/Asset Quality

Given market conditions, property location, length of time on the market and other factors, we completed an updated property by property review in the second quarter of 2012 and recognized impairment in the values of seven properties in an aggregate amount of $2.2 million. In addition, we recognized impairment of $150 thousand in the first quarter of 2012 and $300 thousand in the fourth quarter of 2012. The impairment was partially offset by a small gain on the sale of one property. During the year, we also sold three commercial properties and foreclosed on three properties and acquired one in the HarVest Bank acquisition.

As a result, non-covered OREO as of December 31, 2012 was $13.2 million compared to $13.6 million as of the end of the previous year.

Non-covered nonaccrual loans were $5.0 million (excluding $2.6 million of loans fully covered by SBA guarantees) at December 31, 2012 compared to $2.1 million (excluding $2.5 million of loans fully covered by SBA guarantees) at the end of last year. The ratio of non-covered non-performing assets to non-covered assets decreased from 2.98% (excluding the SBA guaranteed loans) at the end of 2011 to 2.80% (excluding the SBA guaranteed loans) at December 31, 2012. The portions of these SBA loans that were unguaranteed were charged off.

We had charge-offs totaling $6.1 million during the year ended December 31, 2012 compared to $8.0 in 2011. Charge-offs in the fourth quarter of 2012 included $400 thousand on a loan originated and sold by 1st Service Bank to a third party prior to its acquisition by Sonabank in 2006. The third party attempted to put back the loan to Sonabank, and we contested and agreed to enter into arbitration. Late in 2012, an arbitrator ruled against us. The loan is impaired, and we have reflected a charge of $320 thousand in the provision for loan losses for this loan and recognized an immediate charge-off against our allowance for loan losses of the full amount of the loan.

Southern National Bancorp of Virginia's allowance for loan losses as a percentage of non-covered total loans was 1.54%, at December 31, 2012 and 2011. Management believes the allowance is adequate at this time but monitors trends in past due and non-performing loans to determine whether the allowance should be adjusted.

Securities Portfolio

Investment securities, available for sale and held to maturity, were $86.4 million at December 31, 2012 compared to $45.0 million at the end of 2011. The increase was due to the following:

  The retention of $27.1 million of HarVest's mortgage-backed securities and collateralized mortgage obligations.
  The purchase of $7.0 million in municipal securities. All municipal securities have been evaluated individually by us. Public ratings range from S&P AAA to AA- or Moody Aa2 to Aa3.
  We purchased 5 callable agencies totaling $30.0 million.

These purchases were partially offset by normal repayments and the sale of $8.2 million in SBA guaranteed loan pools acquired in the Greater Atlantic Bank merger.

Other securities held include the following:

  Pooled trust preferred securities as follows:
										Previously
										Recognized
										Cumulative
		Ratings						Estimated	Current	Other
	Tranche	When Purchased		Current Ratings				Fair	Defaults and	Comprehensive
Security	Level	Moody's	Fitch	Moody's	Fitch	Par Value	Book Value	Value	Deferrals	Loss (1)
						(in thousands)
ALESCO VII A1B	Senior	Aaa	AAA	Baa3	BB	$ 6,877	$ 6,200	$ 4,135	$ 117,400	$ 290
MMCF III B	Senior Sub	A3	A-	Ba1	CC	425	416	261	27,000	9
						7,302	6,616	4,396		$ 299

										Cumulative	Cumulative
										Other Comprehensive	OTTI Related to
Other Than Temporarily Impaired:										Loss (2)	Credit Loss (2)
TPREF FUNDING II	Mezzanine	A1	A-	Caa3	C	1,500	422	502	134,100	723	$ 355
TRAP 2007-XII C1	Mezzanine	A3	A	C	C	2,116	56	67	202,705	767	1,293
TRAP 2007-XIII D	Mezzanine	NR	A-	NR	C	2,039	--	100	208,000	7	2,032
MMC FUNDING XVIII	Mezzanine	A3	A-	Ca	C	1,073	27	241	96,682	355	691
ALESCO V C1	Mezzanine	A2	A	C	C	2,150	475	453	83,225	1,014	661
ALESCO XV C1	Mezzanine	A3	A-	C	C	3,187	29	665	229,100	599	2,559
ALESCO XVI C	Mezzanine	A3	A-	C	C	2,121	118	499	71,150	823	1,180
						14,186	1,127	2,527		$ 4,288	$ 8,771

Total						$ 21,488	$ 7,743	$ 6,923

(1) Pre-tax, and represents unrealized losses at date of transfer from available-for-sale to held-to-maturity, net of accretion
(2) Pre-tax
  We own 55,000 shares of the Freddie Mac perpetual preferred stock Series V. The fair value of these shares at December 31, 2012 was $102 thousand.

  We also own $816 thousand of SARM 2005-22 1A2, a residential collateralized mortgage obligation that is not government-sponsored.

  We own residential government-sponsored mortgage-backed securities in the amount of $35.4 million and residential government-sponsored collateralized mortgage obligations totaling $5.4 million.

HarVest Acquisition

During the second quarter of 2012 Sonabank assumed substantially all of the deposits and other liabilities and acquired substantially all of the assets of HarVest Bank of Maryland in an FDIC assisted transaction. HarVest Bank had branches in Bethesda, North Rockville, Germantown and Frederick. With Sonabank's existing branch in Rockville that brought Sonabank's total number of branches in Maryland to five, four of which are in Montgomery County.

Branch Activity

During the third quarter Sonabank opened a de novo branch in Haymarket, Virginia.

During the fourth quarter Sonabank moved HarVest Bank's Bethesda branch to a far superior location on Wisconsin Avenue in Bethesda.

Deposits

Total deposits were $551.0 million at December 31, 2012 compared to $461.1 million at December 31, 2011. Noninterest-bearing demand deposits were $49.6 million as of December 31, 2012 up from $32.6 million a year earlier.

Stockholders' Equity

Total stockholders' equity increased to $103.2 million as of December 31, 2012 from $99.1 million at December 31, 2011 as a result of the retention of earnings. Our Tier 1 Risk Based Capital Ratios were 18.33% and 19.37% for Southern National Bancorp of Virginia, Inc., as of December 31, 2012 and 2011, respectively.

Southern National Bancorp of Virginia, Inc. is a bank holding company with assets of $722.1 million at December 31, 2012. Sonabank provides a range of financial services to individuals and small and medium sized businesses. Sonabank has fifteen branches in Virginia, located in Fairfax County (Reston, McLean and Fairfax), in Charlottesville, Warrenton (2), Middleburg, Leesburg (2), South Riding, Front Royal, New Market, Haymarket,  Richmond and Clifton Forge, and five branches in Maryland.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that relate to future events or the future performance of Southern National Bancorp of Virginia, Inc. Forward-looking statements are not guarantees of performance or results. These forward-looking statements are based on the current beliefs and expectations of the respective management of Southern National Bancorp and Sonabank and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond their respective control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Actual results may differ materially from the anticipated results discussed or implied in these forward-looking statements because of numerous possible uncertainties. Words like "may," "plan," "contemplate," "anticipate," "believe," "intend," "continue," "expect," "project," "predict," "estimate," "could," "should," "would," "will," and similar expressions, should be considered as identifying forward-looking statements, although other phrasing may be used. Such forward-looking statements involve risks and uncertainties and may not be realized due to a variety of factors. Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in the Annual Reports on Form 10-K for the year ended December 31, 2010 and other reports and statements filed by Southern National Bancorp of Virginia, Inc. with the SEC. You should consider such factors and not place undue reliance on such forward-looking statements. No obligation is undertaken by Southern National Bancorp of Virginia, Inc. to update such forward-looking statements to reflect events or circumstances occurring after the issuance of this press release.

Southern National Bancorp of Virginia, Inc.
McLean, Virginia

Condensed Consolidated Balance Sheets
(in thousands)
	December 31,	December 31,
	2012	2011
	(Unaudited)
Assets
Cash and cash equivalents	$ 39,200	$ 5,035
Investment securities-available for sale	2,391	9,905
Investment securities-held to maturity	84,051	35,075
Stock in Federal Reserve Bank and Federal Home Loan Bank	6,212	6,653
Loans receivable, net of unearned income	530,151	491,768
Allowance for loan losses	(7,066)	(6,295)
Net loans	523,085	485,473
Intangible assets	10,440	11,155
Bank premises and equipment, net	6,552	6,350
Bank-owned life insurance	17,782	17,575
FDIC indemnification asset	6,735	7,537
Other assets	25,655	26,615
Total assets	$ 722,103	$ 611,373

Liabilities and stockholders' equity
Noninterest-bearing deposits	$ 49,644	$ 32,582
Interest-bearing deposits	501,333	428,513

Securities sold under agreements to repurchase and other short-term borrowings	33,412	17,736
Federal Home Loan Bank advances	30,250	30,000
Other liabilities	4,288	3,491
Total liabilities	618,927	512,322
Stockholders' equity	103,176	99,051
Total liabilities and stockholders' equity	$ 722,103	$ 611,373

Condensed Consolidated Statements of Income
(Unaudited)
(in thousands)
	For the Quarters Ended		For the Years Ended
	December 31,		December 31,
	2012	2011	2012	2011

Interest and dividend income	$ 9,526	$ 8,504	$ 37,561	$ 33,423
Interest expense	1,397	1,486	5,828	6,087
Net interest income	8,129	7,018	31,733	27,336
Provision for loan losses	1,590	3,352	6,195	8,492
Net interest income after provision for loan losses	6,539	3,666	25,538	18,844
Account maintenance and deposit service fees	207	198	832	833
Income from bank-owned life insurance	148	139	797	1,336
Bargain purchase gain on acquisition	--	--	3,484	--
Gain on sale of loans	--	395	657	395
Gain (loss) on other real estate owned, net	(256)	(150)	(2,632)	(297)
Gain on other assets	--	--	14	--
OTTI losses recognized in earnings	--	(216)	(717)	(329)
Net gain on sale of available for sale securities	--	--	274	--
Other	57	56	254	207
Noninterest income	156	422	2,963	2,145
Employee compensation and benefits	2,125	1,720	7,993	6,787
Occupancy expenses	911	723	3,399	2,796
FDIC assessment	148	125	565	522
Change in FDIC indemnification asset	170	(14)	651	(99)
Other expenses	1,410	1,189	6,209	4,890
Noninterest expense	4,764	3,743	18,817	14,896
Income before income taxes	1,931	345	9,684	6,093
Income tax expense	628	90	3,115	1,692
Net income	$ 1,303	$ 255	$ 6,569	$ 4,401

Financial Highlights
(Unaudited)
(Dollars in thousands except per share data)

	For the Quarters Ended		For the Years Ended
	December 31,		December 31,
	2012	2011	2012	2011

Per Share Data :
Earnings per share - Basic	$ 0.11	$ 0.02	$ 0.57	$ 0.38
Earnings per share - Diluted	$ 0.11	$ 0.02	$ 0.57	$ 0.38
Book value per share			$ 8.90	$ 8.55
Tangible book value per share			$ 8.00	$ 7.58
Weighted average shares outstanding - Basic	11,590,212	11,590,212	11,590,212	11,590,212
Weighted average shares outstanding - Diluted	11,599,928	11,590,359	11,596,176	11,591,156
Shares outstanding at end of period			11,590,212	11,590,212

Selected Performance Ratios and Other Data:
Return on average assets	0.73%	0.16%	0.97%	0.74%
Return on average equity	4.96%	1.03%	6.40%	4.51%
Yield on earning assets	5.87%	6.10%	6.15%	6.19%
Yield on earning assets excluding discount accretion on loans acquired in GAB and HarVest acquisitions	5.35%	5.58%	5.47%	5.58%
Cost of funds	1.00%	1.23%	1.11%	1.31%
Cost of funds including non-interest bearing deposits	0.92%	1.15%	1.03%	1.22%
Net interest margin	5.01%	5.03%	5.19%	5.06%

Net interest margin excluding discount accretion on loans acquired in GAB and HarVest acquisitions	4.49%	4.51%	4.52%	4.45%
Efficiency ratio (1)	55.78%	50.51%	56.30%	51.52%
Net charge-offs (recoveries) to average loans	0.28%	0.64%	1.04%	1.63%
Amortization of intangibles	$ 200	$ 230	$ 893	$ 919

			As of
			December 31,	December 31,
			2012	2011

Stockholders' equity to total assets			14.29%	16.20%
Tier 1 risk-based capital ratio			18.33%	19.37%
Intangible assets:
Goodwill			$ 9,160	$ 9,160
Core deposit intangible			1,281	1,995
Total			$ 10,441	$ 11,155

Non-covered loans and other real estate owned (2):
Nonaccrual loans (3)			$ 7,628	$ 4,541
Loans past due 90 days and accruing interest			-	32
Other real estate owned			13,200	13,620
Total nonperforming assets			$ 20,828	$ 18,193
Allowance for loan losses to total non-covered loans			1.54%	1.54%
Nonperforming assets excluding SBA guaranteed loans to total non-covered assets			2.80%	2.98%
Nonperforming assets excluding SBA guaranteed loans to total non-covered loans and OREO			3.86%	3.72%

(1) Excludes gains and write-downs on OREO, gains on sale of loans, gains/losses on sale of securities, impairment losses recognized in earnings and nonrecurring income on bank-owned life insurance .
(2) Applies only to non-covered loans and other real estate owned .
(3) Nonaccrual loans include SBA guaranteed amounts totaling $2.6 million and $2.5 million at December 31, 2012 and December 31, 2011, respectively.
CONTACT: R. Roderick Porter, President
         Phone: 202-464-1130 ext. 2406
         Fax: 202-464-1134
         Website: www.sonabank.com